Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement") is entered into as of April 12, 2008 ("Commencement Date") by and between MJM BUSINESS ENTERPRISES, INC., a Florida corporation ("Manager"), with its principal place of business at 7800 West Oakland Park Blvd., Sunrise, Florida 33351 and PRIMACARE HEALTH SERVICES, INC., a Florida corporation ("Company"), with its principal place of business at 2055 South Highway 1, Vero Beach, Florida 32960.

RECITALS:

WHEREAS, Company was formed to provide physician practice management services to Medical Resources, LLC, a Florida limited liability company, and a provider of medical services (the "Practice");

WHEREAS, Manager is in the business of providing health care management consulting services to medical organizations and physician practices; and

WHEREAS, Company seeks assistance in managing its business operations and the non-medical activities of the Practice and Manager agrees to provide Services (as defined herein) upon the terms and conditions further set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual covenants and promises hereafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby contract and agree as follows:

ARTICLE I

MANAGER'S DUTIES

1.1
Scope of Authority. Company hereby engages Manager to provide advice and assistance in the management of its business operations, specifically including the performance of services to the Practice as further detailed in Sections 1.1 through 1.9 herein (“Services”).  The Services to be performed by Manager may change at the direction of the officers and directors of the Company.  Manager shall render all Services efficiently, in a good and faithful manner, in conformity with industry and association standards, and in accordance with all applicable laws, rules and regulations. Manager shall perform its Services in a manner reasonably appropriate and necessary to meet the day-to-day requirements of the business operations of Company and Practice.  Manager and Company acknowledge and agree that Manager shall undertake its performance of Services with autonomy and that Manager shall provide its analyses, findings, suggestions and recommendations directly to the President of the Company who has been authorized, empowered and directed by the board of directors of the Company to promptly make improvements in the business operations of the Company with advice from Manager. Notwithstanding the foregoing, Manager and all of its officers, directors, employees, agents and representatives are advisors only and shall not have any ultimate authority to make any decision or to take any action without approval of the appropriate officer or Board.  Neither Manager nor any of its officers, directors, employees, representatives or agents shall perform any licensed medical services as a part of the delivery of Services pursuant to this Agreement.

1.2
Billing and Collection. Manager agrees to provide advice and assistance to   Company management in managing medical billing operations. The Practice shall have the sole responsibility for rendering medical services and properly recording and coding services for the preparation of billing statements. Manager shall assist Company in managing the handling, processing and support of invoices to improve collection practices.

1.3	Staffing.Manager shall provide advice and assistance to Company management in handling professional and non-professional staffing and human resources matters for Practice and Company.

1.4
Advertising and Marketing. Manager shall provide advice and assistance to Company management in advertising and marketing services for the Practice and Company. During the term of this Agreement, Company grants to Manager a revocable, non-assignable and nonexclusive worldwide license to use the Company's name and other service and trademarks (collectively the "Mark") solely in connection with the performance of this Agreement, subject to any conditions imposed by any third party that transfers or licenses the Mark to Company, and further subject to the following conditions:

(A)	Permitted Uses. The license to use the Mark granted by this Agreement (the "License") may be exercised only for the purposes contemplated by this Agreement.

(B)	Prohibited Use. Manager shall not do anything which derogates the ownership of, infringes upon or diminishes the value of the Mark. This Section shall survive the termination of this Agreement.

(C)
Term and Termination. The License shall remain in effect until the expiration or termination of this Agreement. Upon termination of this Agreement for any reason, Manager agrees to immediately discontinue use of the Mark in any form (including related logos) and promptly return to Company any and all artwork, designs, materials or other property related to the Mark.

(D)
No Transfer or Assignment. Company shall not transfer or sublicense the Mark, assign or transfer the License or contract, create, incur, assume or allow existing any claim, mortgage, lien, security interest or other charge or encumbrance with respect to the Mark or License.

1.5
Financial Reporting. Manager shall provide advice and assistance to Company management concerning the financial reporting and the preparation of statements of financial information for Practice and Company. Company shall be solely responsible for coordinating and overseeing the regular financial review and/or audit of Company and/or Practice financials by an independent accounting firm and approving all financial disclosures.  Manager shall not be required to prepare any financial reports or statements or projections for public disclosure for any purpose.

1.6
Administrative. Manager shall provide advice and assistance to Company management concerning administrative activities including, but not limited to all clerical, accounting, bookkeeping, computer and information services, payroll, printing, postage and duplication services, medical transcribing services and any other ordinary, necessary or appropriate service for the operation of the Company and Practice.

1.8
Risk Management. Manager shall provide advice and assistance to Company regarding risks posed by the performance of the business operations of the Practice and Company, and shall assistance in negotiating rates and payments with respect to all forms of insurance reasonably required for the business operations of the Practice and Company. The amounts and types of insurance coverage to be carried by the Company and/or Practice shall be approved by the officers and directors of Company.

1.9
Quality Assurance. Manager shall provide advice and assistance to Company in evaluating, developing and maintaining the rendering of high quality professional medical services by Practice to its patient base.

1.10
Non-Solicitation. During the term of this Agreement and for a period of two (2) years following such termination, Manager shall not, without the prior written consent of Company, employ, hire or contract for services with any employee or former employee of Company, nor shall Manager solicit any such person to leave the employ of Company.  For the purposes of this section, "former employee" shall include any person who was employed by Company within eighteen (18) months prior to the termination or expiration of this Agreement. Notwithstanding the foregoing, this provision shall specifically except any officer, director, employee, representative or agent of Manager or any of its affiliates, whose employment initially originated with Manager or its affiliates and who may now or in the future directly or indirectly provide services to the Company pursuant to this Agreement.

1.11
Non-Competition. During the term of this Agreement and for a period of two (2) years following such termination, Manager, and its physicians then subject to the restrictive covenants under the applicable employment agreement with Manager, shall not engage in the provision of professional services that consist of medical services to patients, within the geographic area defined as follows: a radius of five (5) miles from any clinic managed or operated by Company or its affiliates as of the date of termination of this Agreement. Notwithstanding the foregoing, this provision shall specifically except any officer, director, employee, representative or agent of Manager or its affiliates,   whose employment initially originated with Manager or its affiliates, who may now or in the future directly or indirectly provide services to the Company pursuant to this Agreement.

1.12
Covenants. The covenants of Manager set forth in Sections 1.10 and 1.11 are separate and independent covenants for which valuable consideration has been paid by Company, the receipt, adequacy and sufficiency of which are acknowledged by Manager. Such covenants have been made to induce Company to enter into this Agreement, have been negotiated in good faith on an arms-length basis without undue influence, and do not significantly prevent Manager and its professional employees from engaging in the medical practice or limit their ability to earn a satisfactory income.  It is acknowledged and agreed that Company's remedy at law for any breach or attempted breach of such covenants would be inadequate and that Company shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or a tempted breach, in addition to any other remedies which might be available at law or in equity. In the event that the duration, scope or geographic area contemplated by such covenants are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

1.13
Confidentiality of Records.  Manager shall comply with all applicable federal, state and local laws and regulations relating to the records of the Practice and Company.  Any information obtained by Manager pursuant to the provisions of this Agreement shall be kept confidential; provided, however, that, subject to Article IX of this Agreement, applicable law (specifically including but not limited to the Health Insurance Portability and Accountability Act of 1996. 42 U.S.C. §1320(d) (“HIPAA”)) and except for PHI (as defined in Article IX of this Agreement) and proprietary information of the Practice, Manager may disclose such information (i) within Manager’s organization for internal purposes only, (ii) to its legal counsel and accountants, (iii) as required in Manager’s credit relationships, and (iv) as required by law, or by requirements of managed care contracts and other third-party payor, or order of a court of competent jurisdiction.  Manager shall not utilize such information for any purpose other than to substantiate its activities hereunder or to defend claims against Manager arising out of such activities.

1.14
Control of Operations.  Manager shall only have that authority to perform those duties as expressly detailed in this Agreement.  Company shall at all times govern and exercise ultimate control over the Company and the delivery of Services to Company and Practice.  The parties acknowledge and agree that various aspects of the performance of Services hereunder shall be performed by third party subcontractors who may, with the approval of a Company officer, be hired and report to Manager, but whose authority shall be no greater than the authority of Manager.

ARTICLE II

COMPANY RESPONSIBILITIES

2.1	Confidentiality. Company shall abide by all of the provisions of confidentiality set forth in this Agreement, including any attachments.

2.2
IT Equipment and Services Company and any authorized licensees and/or subcontractors shall use the information technology (“IT”) equipment and services for the Practice and Company, and shall comply with the terms of any lease agreement covering such equipment and with all applicable local rules, ordinances and all standards of professional care.

2.3
Provision of Services. Practice shall be wholly responsible for providing professional medical services and for patient care. Company shall help Practice ensure that each professional employee is duly licensed and at all times meets all other regulatory and legal requirements and qualifications to enable such professional employee to work at the Company and to perform the professional services as assigned. Practice shall be solely and exclusively in control of all aspects of the practice of medicine and the delivery of professional services to patients.  The rendition of all services and the supervision of all personnel rendering professional services on behalf of the Company and Practice shall be the sole and exclusive responsibility of Practice and Company.

2.5
Professional Standards. Company shall ensure that all services provided by Practice and Company are delivered in accordance with the generally accepted professional standards for the practice of medicine in the community and in accordance with all applicable laws and regulations and rules of professional conduct. To the extent is it appropriate, Manager shall assist and cooperate with Company  in taking steps to resolve any utilization review or quality assurance issues or claims of professional negligence or misconduct which may arise in connection with Company or Practice activities.

2.6
Independent Contractor Relationship. Company and Manager are independent contracting parties. Nothing in this Agreement shall be construed to create a relationship of principal and agent, employer and employee, partners or joint venturers.  Neither party shall have any right, power or authority to act for or enter into binding agreements on behalf of the other party unless expressly authorized in this Agreement or in writing by an officer of the authorizing party.  Company shall have no claim under this Agreement or otherwise against Manager for workers compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits, or any other employee benefits related to Company’s business operations. Neither Manager nor its employees shall have any claim under this Agreement or otherwise against Company for workers compensation, unemployment compensation, sick leave, vacation pay, retirement benefits, Social Security benefits, or any other employee benefits related to Manager’s business operations. Company acknowledges that Manager has no other duties, obligations or liabilities to Company except as expressly provided in this Agreement.

2.7
Non-Solicitation. During the term of this Agreement and for a period of two (2) years following such termination, Company shall not, without the prior written consent of Manager, employ, hire or contract for services with any employee or former employee of Manager, nor shall Company solicit any such person to leave the employ of Manager.  For the purposes of this section, "former employee" shall include any person who was employed by Manager within eighteen (18) months prior to the termination or expiration of this Agreement.

2.8
Non-Competition. During the term of this Agreement and for a period of two (2) years following such termination, Company, and its physicians then subject to the restrictive covenants under the applicable employment agreement with Manager, shall not engage in the provision of professional services that consist of medical services to patients, within the geographic area defined as follows: a radius of five (5) miles from any clinic managed or operated by Manager as of the date of termination of this Agreement.

2.9
 Covenants. The covenants of Company set forth in Sections 2.7 and 2.8 are separate and independent covenants for which valuable consideration has been paid by Manager, the receipt, adequacy and sufficiency of which are acknowledged by Company. Such covenants have been made to induce Manager to enter into this Agreement, have been negotiated in good faith on an arms-length basis without undue influence, are responsible and do not significantly prevent Company and its professional employees from engaging in the medical practice or limit their ability to earn a satisfactory income. It is acknowledged and agreed that Manager's remedy at law for any breach or attempted breach of such covenants would be inadequate and that Manager shall be entitled to specific performance, injunction or other equitable relief in the event of any such breach or a tempted breach, in addition to any other remedies which might be available at law or in equity. In the event that the duration, scope or geographic area contemplated by such covenants are determined to be unenforceable by a court of competent jurisdiction, the parties agree that such duration, scope or geographic area shall be deemed to be reduced to the greatest scope, duration or geographic area which would be enforceable.

2.10
Control of Operations.  Company shall at all times govern and exercise ultimate control over the Company and Practice and the activities of Manager and any related party providing Services pursuant to this Agreement.

ARTICLE III

MANAGEMENT FEE

3.1
Management Fee. Company and Manager acknowledge that Manager shall incur substantial costs and expenses in providing the Manager's duties. In consideration for the provision of the Manager's duties, Company agrees to pay to Manager a monthly service fee ("Management Fee") as further described and set forth in Attachment “A” (“Attachment A”).

3.2	Unconditional Payment of Management Fees. Management Fees shall be payable by Company without regard to the amount of professional fees charged by Company or whether such fees are actually collected.

3.3	Payment of Management Fees. Manager shall submit a monthly invoice to Company for payment of the Management Fee. Such Management Fee shall be paid by the twentieth (20) day of each month.

3.4
Books and Records. Manager is entitled to access to the records of Company, including patient records on a confidential basis at any time, including during the term of this Agreement and for a reasonable period thereafter. Notwithstanding the foregoing, Manager shall have access to the patient records in the event it is named in any claim, litigation, arbitration or other legal proceeding involving one or more patients at any time.

3.5
No Patient Referrals.  The parties agree that the benefits to the Company hereunder do not require, are not payment for, and are not in any way contingent upon the admission, referral, or any other arrangement for the provision of any item or services offered by Manager, or any affiliate of Manager to the patients of the Practice in any facility or medical practice managed or operated by Manager or any such affiliate.  The parties to this Agreement agree that no payments made hereunder are made in return for, or to induce any person to:

(a)
refer an individual to anyone for the furnishing or arranging for the furnishing of items or services for which payment may be made in whole or in part under any federally funded healthcare program, including the Medicare and Medicaid programs, or

(b)
purchase, lease, order, or arrange for or recommend purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part under any federally funded healthcare program, including the Medicare and Medicaid programs.

ARTICLE IV

ACCOUNTS RECEIVABLE

4.1
Deposit of Practice Revenue.  Company shall deposit all Practice revenue collected on behalf of Company in an account in the name of Company at a bank acceptable to Company (the "Holding Account"). Company, on behalf of itself and each of its physicians, agrees that any amounts received on or after the Commencement Date with respect to any accounts receivable or Practice revenue shall be deposited, in the form received, in the Holding Account immediately upon receipt by Company or any physician. Company, on behalf of itself and each of its physicians shall ensure that all third parties make payments of accounts receivable and Practice revenue directly to the Holding Account.  Company agrees to execute and deliver from time to time and at any time all such documents and instruments as may reasonably be required by Manager to effectuate the foregoing provisions in this Article 4 and to extend or amend such documents and instruments as may be required from time to time.

ARTICLE V

TERM AND TERMINATION

5.1
Term.  The initial term of this Agreement shall be for one (1) year, commencing on Commencement Date and ending on April 1, 2009 ("Term").  Following the Term, this Agreement shall renew for like terms unless a party gives the other party written notice of termination at least ninety (120) days before the expiration of the current term.

5.2
Termination for Breach. This Agreement may be terminated prior to its expiration in the event of a material breach (other than those events described in Section 5.3 below) of this Agreement by a party. In such event, a party shall have the right to terminate this Agreement upon written notice stating the effective date of the termination if it (a) gives the breaching party written notice describing specifically the breach and the acts necessary to cure the breach, and (b) thirty (30) days have elapsed and such breach has not been cured.

5.3
Termination Due to Event. This Agreement may be terminated by a party upon written notice to the other party stating the effective date of the termination upon the occurrence of any of the following events:

(A)	Appointment of a receiver or trustee to manage a party's assets.

(B)	Assignment of a party's assets for the benefit of creditors.

(C)	Filing of any petition in a bankruptcy or insolvency proceeding in respect to a party.

(D)	Any act or omission which results in the termination of a party's professional liability insurance coverage.

(E)	Commencement of any investigation which could lead to the revocation, suspension or probation of the professionals' license in Florida.

(F)	Cessation of business operations substantially as they are conducted by Company or Manager.

(G)	Any state or federal investigation, indictment or conviction against the Company, the Manager or any employee, professional or independent contractor of either party; or

(H)	A change in the control of Manager.

The party in respect to whom the event occurred shall give notice to the other party immediately of the occurrence of the event.

5.4	Termination Without Cause. Either party may terminate this Agreement without cause upon thirty (120) days' written notice to the other party.

5.5	Effect of Termination. Upon the termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease except:

(A)           Rights and obligations that have accrued as of the date of termination;

(B)           Rights and obligations that expressly survive termination; and

(C)	Any available right or remedy of either party against the other party for breach of this Agreement.

5.6
Legislative. Regulatory or Administrative Change. In the event there shall be a change in the Medicare or Medicaid statutes, state statutes, case laws, regulations or general instructions, the interpretation of any of the foregoing, the adoption of new federal or State legislation, or a change in any third party reimbursement system, any of which are reasonably likely to materially and adversely affect the manner in which either party may perform or be compensated for its Services under this Agreement or which shall make this Agreement unlawful, the parties shall immediately enter into good faith negotiations regarding a new service arrangement or basis for compensation for the services furnished pursuant to this Agreement that complies with the law, regulation or policy and that approximates as closely as possible the economic position of the parties prior to the change.  If the parties cannot come to an agreement on modifications to the Agreement to remedy the void or unenforceable term, either party may terminate this Agreement upon thirty (30) days' written notice to the other party.

5.8
 Return and Use of Proprietary Information. Upon termination of this Agreement, each party shall deliver to the other party all materials, property, documents, data, and other information which constitutes Proprietary Information within five (5) days of notice. This Section shall survive the termination of this Agreement.

ARTICLE VI

INSURANCE

6.1
Professional Liability Insurance. Company shall ensure that any professional employee providing services described in this Agreement on behalf of the Company shall maintain throughout the term of this Agreement, a policy or policies of professional liability insurance covering Company and any professional employee against any claim for damages arising directly or indirectly by any act or omission of Company or any professional employee in the course of the medical practice. Such policy or policies shall cover personal injury, bodily injury and death with limits of liability of at least $250,000.00 per claimant and $750,000.00 annual aggregate. Such insurance will be underwritten by a company authorized in good standing authorized to transact the insurance business in Florida. Company shall use its best efforts to arrange with its insurer to name Manager as an additional insured and provide at least twenty (20) days notice of any termination, cancellation, revocation or limitation of such coverage. If the insurance is written on a claims made basis, the carrier must guarantee tail coverage at the time the primary insurance policy is written, and Company or the physician must purchase and maintain such tail coverage upon the termination of its coverage for the maximum reporting period available. Alternatively, Company or any physician may purchase "nose" coverage if approved in writing by Manager. If necessary, such insurance will provide for a retroactive date of placement coincidental with the effective date of the Agreement. Within ten (10) days of the effective date of the Agreement, Company will supply Manager with a certificate of insurance confirming the coverage described in this paragraph and containing an undertaking by the carrier to notify Manager at least thirty (30) days before coverage is reduced or canceled, the deductible is increased, or any term or condition of coverage is materially modified. Company shall notify Manager in writing of any reduction or cancellation, increase of deductible or material modification of any term or condition of Company's insurance coverage within twenty-four (24) hours of receipt. This Section will survive the termination or expiration of the Agreement.

6.2
Comprehensive General Liability Insurance. Manager shall obtain and maintain during the term of this Agreement reasonable amounts of comprehensive general liability and workers' compensation insurance with an insurance carrier or insurance carriers admitted to transact the insurance business in Florida. Manager shall ensure that any professional employee providing services described in this Agreement on behalf of the Company shall maintain throughout the term of this Agreement, a policy or policies of professional liability insurance covering Company and any professional employee against any claim for damages arising directly or indirectly by any act or omission of Company or any professional employee in the course of the medical practice. Such policy or policies shall cover personal injury, bodily injury and death with limits of liability of at least $250,000.00 per claimant and $750,000.00 annual aggregate. Such insurance will be underwritten by a company authorized in good standing authorized to transact the insurance business in Florida. Manager shall use its best efforts to arrange with its insurer to name Company as an additional insured and provide at least twenty (20) days notice of any termination, cancellation, revocation or limitation of such coverage. If the insurance is written on a claims made basis, the carrier must guarantee tail coverage at the time the primary insurance policy is written, and Manager or the physician must purchase and maintain such tail coverage upon the termination of its coverage for the maximum reporting period available. Alternatively, Manager or any physician may purchase "nose" coverage if approved in writing by Company.  If necessary, such insurance will provide for a retroactive date of placement coincidental with the effective date of the Agreement. Within ten (10) days of the effective date of the Agreement, Manager will supply Company with certificates of insurance confirming the coverages described in this paragraph and containing an undertaking by the carrier to notify Company at least thirty (30) days before coverages are reduced or canceled, the deductibles are increased, or any terms or conditions of coverages is materially modified. Manager shall notify Company in writing of any reduction or cancellation, increase of deductible or material modification of any terms or conditions of Manager's insurance coverages within twenty-four (24) hours of receipt. This Section will survive the termination or expiration of the Agreement.

ARTICLE VII

INDEMNIFICATION

7.1
Indemnification of Manager. Company shall indemnify and hold harmless Manager, its officers, directors, shareholders, agents and independent contractors from and against any and all damages, liabilities, actions, suits, proceedings, claims, demands, losses, costs and expenses (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or any other acts or omissions by Company and/or its officers, directors, employees, agents, representatives and/or subcontractors (other than Manager) during the term of this Agreement. Such indemnity shall be extinguished four years from the termination date of this Agreement.

7.2
Indemnification of Company. Manager shall indemnify and hold harmless Company from and against any and all damages, liabilities, actions, suits, proceedings, claims demands, losses, costs and expenses (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly, or as a result of the Manager's negligent performance of its duties hereunder. Such indemnity shall be extinguished four years from the termination date of this Agreement.

ARTICLE VIII

RECORDS

8.1	Patient Records.	Upon termination of this Agreement, the patient records shall belong to the Company and Manager shall not maintain any copies of such patient records.

8.2	Records Owned by the Company. All records other than patient records, relating in any way to the operation of the Practice, shall at all times be the property of the Company.

8.3
Access to Records. During the term of this Agreement, and for two (2) years thereafter, Company or its designee shall have reasonable access during normal business hours to Manager's financial records, including, but not limited to, records of collections, expenses and disbursements as kept by Manager in performing Manager's obligations under this Agreement.  During the term of this Agreement, and for two (2) years thereafter, Manager shall have access to the financial and medical records of Company and Manager and its agents and representatives shall be permitted to inspect and copy such records; provided that any such inspection shall be permitted only to the extent permitted by applicable law and shall not unreasonably interrupt the operation of Company.  Manager hereby agrees to preserve the confidentiality of all medical records, financial and accounting records and to use the information in such records only for limited purposes necessary to perform its obligations hereunder.  Each of the parties shall require its employees and other representatives to keep all medical records confidential, as well as any financial, statistical, personnel and patient information relating to Company or its patients.

ARTICLE IV

USE AND DISCLOSURE OF PROTECTED HEALTH INFORMATION

9.1Acknowledgment of HIPAA Obligations and Other Regulations Implementing HIPAA.The parties acknowledge that federal regulations relating to the confidentiality of individually identifiable health information require covered entities to comply with the privacy standards adopted by the U.S. Department of Health and Human Services as they may be amended from time to time, 65 Fed. Reg. 82462-82829 (December 28, 2000) (“Privacy Standards”).  The Privacy Standards require a “Covered Entity” (as defined in the Privacy Standards) to ensure that a “Business Associate” (as defined in the Privacy Standards) who receives confidential information in the course of providing services on behalf of a Covered Entity comply with certain obligations regarding the confidentiality of health information.

9.2
Purposes for which PHI May be Used or Disclosed.  In connection with the services provided by Manager on behalf of the Company pursuant to this Agreement, the Company may use, disclose, or permit access to protected health information (“PHI”), as defined in the Privacy Regulations, to Manager in order to permit Manager to provide the management services contemplated by this Agreement.

9.3
Manager Obligations.  Manager agrees to comply with applicable federal and state confidentiality and security laws, including, but not limited to the Privacy Standards published by the United States Department of Health and Human Services implementing Part C of HIPAA, including without limitation:

(A)
Use of PHI.  Manager shall not use PHI except as necessary to fulfill the purposes of this Agreement.  Manager is permitted to use and disclose PHI as necessary for the proper management and administration of the Practice or to carry out its legal responsibilities and its responsibilities under this Agreement.  However, Manager shall in such case:

(i)           provide training to members of its workforce regarding the confidentiality requirements in the Privacy Standards and this Agreement;

(ii)           obtain reasonable assurances from the person or entity to whom the information is disclosed that it will be held confidential and further used and disclosed only as required by law or for the purpose for which it was disclosed to the person or entity;

(iii)           agree to notify the Company of any instances of which it is aware in which the PHI is used or disclosed for a purpose that is not otherwise provided for in this Agreement or for a purpose not expressly permitted by the Privacy Standards; and

(iv)           ensure that all disclosures of PHI are subject to the principle of “minimum necessary use and disclosure,” i.e., only PHI that is the minimum necessary to accomplish the intended purpose of the use, disclosure, or request may be disclosed

(B)
Disclosure to Third Parties.  If Manager discloses PHI received from the Company, or created or received by Manager on behalf of the Company, to agents, including a subcontractor, Manager shall require the agent to agree to the same restrictions and conditions that apply to the Manager under this Agreement.  Manager shall be fully liable to the Company for any acts, failures or omissions of the agent in providing the services as if they were Manager’s own acts, failures or omissions, to the extent permitted by law.  Manager further expressly warrants that its agents will be specifically advised of, and will comply in all respects with, the terms of this Article IX.

(C)
De-Identified Information.  Use and disclosure of de-identified health information is permitted, but only if (i) the precise use is disclosed to Company and permitted by Company in its sole discretion, and (ii) the de-identification is in compliance with 45 CFR §164.502(d), and any such de-identified health information meets the standard and implementation specifications for de-identification under 45 CFR §164.514(a) and (b), or such regulations as they may be amended from time to time.

(D)
Notice of Privacy Practices.  Manager agrees that it will abide by the limitations of any Notice of Privacy Practices (“Notice”) published by the Company of which it has knowledge.  The Company shall provide to Manager such Notice when it is adopted.  Any use or disclosure permitted by this Agreement may be amended by such Notice.  The amended Notice shall not affect permitted uses and disclosures on which Manager relied prior to such Notice.

(E)
Withdrawal of Consent or Authorization.  If the use or disclosure of PHI in this Agreement is based upon an individual’s specific consent or authorization for the use of his or her PHI, and the individual revokes such consent or authorization in writing, or the effective date of such authorization has expired, or the consent or authorization is found to be defective in any manner that renders it invalid, Manager agrees, if it has notice of such revocation or invalidity, to cease the use and disclosure of any such individual’s PHI except to the extent it has relied on such use or disclosure, or where an exception under the Privacy Standards expressly applies.

(F)
Use or Disclosure that Would Violate HIPAA.  Manager is prohibited from further use or disclosure of PHI in a manner that would violate the requirements of the Privacy Standards if the PHI were used or disclosed by the Practice.

(G)	Safeguards. Manager is required to maintain appropriate safeguards to ensure that PHI is not used or disclosed other than as provided by this Agreement or as required by law.

(H)
Records Management.  Upon termination of this Agreement, Manager agrees to return or destroy all PHI received from the Company that Manager maintains in any form and shall comply with federal and state laws as they may be amended from time to time governing the maintenance or retention of PHI.  If the return or destruction of PHI is not feasible, Manager agrees to extend the protections of this Agreement to the information and limit further uses and disclosures to those purposes that make the return or destruction of the information infeasible.

(I)
Accounting of Disclosures.  Manager agrees to make available to the Company and the individual from whom the PHI originated, information required for an accounting of disclosures of PHI with respect to the individual, in accordance with 45 CFR §164.528 as it may be amended from time to time, and incorporating exceptions to such accounting designated under the regulation.  Such accounting is limited to disclosures that were made in the six (6) years prior to the request (not including any disclosures prior to the compliance date of the Privacy Standards).

(i)           The Company is required to take action on such requests as soon as possible but not later than sixty (60) days following receipt of the request.  Manager agrees to use its best efforts to assist the Practice in meeting this deadline.

(ii)           Such accounting must be provided without cost to the individual or the Company if it is the first accounting requested by an individual within any twelve (12) month period; however, a reasonable, cost-based fee may be charged for subsequent accountings if Manager informs the individual in advance of the fee and is afforded an opportunity to withdraw or modify the request.

(iii)           Such accounting shall be provided as long as the Manager maintains the PHI.

9.4
Internal Practices, Books, and Records.  Manager shall make available its internal practices, books, and records relating to the use and disclosure of PHI received from, created, or received by Manager on behalf of the Company to the U.S. Department of Health and Human Services or its agents for the purpose of determining the Company’s compliance with the Privacy Standards, or any other health oversight agency, or to the Practice.

9.5	Rights of Proprietary Information. The Company retains any and all rights to proprietary information, confidential information, and PHI it releases to Manager.

9.6
Termination for Breach.  Without limiting the termination provisions herein, if Manager breaches any provision in this Article IX, the Company may, at its option, access and audit the records of Manager related to its use and disclosure of PHI, require Manager to submit to monitoring and reporting, and such other conditions as the Practice may determine is necessary to ensure compliance with this Article IX.  In addition, the Company may immediately terminate this Agreement on a date specified by the Company in a written notice of termination to Manager.

9.7	Survival of Key Provisions. The provisions of this Article IX shall survive the termination of this Agreement.

ARTICLE X

GENERAL PROVISIONS

10.1	Amendments. This Agreement may be modified only by a written amendment signed by the parties.

10.2
 Confidentiality of Agreement. Neither party shall disclose this Agreement or its terms to a third party without prior written consent of an officer of the other party except as provided in this Agreement, as necessary to enforce this Agreement or as otherwise required by law.

10.3	Gender and Number. The masculine, feminine or neutral gender and the singular or plural number shall be deemed to include the others whenever the context so indicates.

10.4
Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Florida without giving effect to conflicts of law principles.  Any action to interpret or enforce the provisions of this Agreement shall occur in a court of competent jurisdiction in Broward County. Florida.

10.5
Third Party Beneficiaries. Except for Practice, a direct and intended corporate beneficiary of the Services delivered by Manager for and on behalf of Practice to Company, no patient of Practice nor any other third party is intended to be a third party beneficiary of this Agreement. In the event Company shall fail to pay any obligation when due to Manager resulting from the failure of Practice to pay Company for services delivered hereunder, Company hereby agrees that there is privity of contract and Manager shall be permitted to exercise all rights held by Company to directly demand an accounting and to receive payment from Practice for sums due. Notwithstanding the foregoing, this right shall be one-way and Company shall defend, indemnify and hold harmless Manager from and against any claim or causes of action by Practice or any other third party for Services rendered hereunder (except as Company might bring such claims against Manager). Otherwise, no action may be brought by any person who is not a party to this Agreement.

10.6
No Fiduciary Relationship. The parties acknowledge that Manager, in the performance of this Agreement or otherwise, does not have a fiduciary relationship with Company and is not acting as a trustee, as an attorney-in-fact or in any other fiduciary capacity or in another capacity than an independent contractor pursuant to the terms and conditions of this Agreement.

10.7
Assignment and Delegation. Neither party may assign or transfer its rights, or delegate its duties or obligations, under this Agreement without the prior written consent of the other party. The parties hereto expressly reserve the right for Manager to subcontract some or all of the Services hereunder to third party providers with the approval of Company.

10.8
Notification by Company.   Company shall notify Manager in writing immediately if Company has notice, or becomes aware, of any investigation which may lead to, or an action which may result in the, restriction, suspension, termination, denial or non-renewal of any of Company's physicians' licensure, medical staff membership, clinical privileges or authorization to prescribe and administer controlled substances.

10.9
Cooperation with Inquiries.       A party shall notify the other party upon receipt of an inquiry by a patient, patient representative or payor for a patient or investigation by a cognizant government agency (collectively, "Inquiry"). The parties shall cooperate reasonably with each other in the event of any Inquiry.  Manager shall be responsible for responding to any Inquiry related to administrative or managerial services rendered in the Practice. Company shall be responsible for responding promptly to any Inquiry related to the medical services rendered in the Practice.  The responding party shall give the other party complete information about the response.

10.10	Marketing to Patients. Company consents to Manager marketing goods and services to patients in a manner not interfering with the Practice.

10.11
Notices.     Any notice or communication required by this Agreement shall be written and delivered personally, by facsimile, by a nationally recognized overnight courier service, or by U.S. mail, return receipt requested. Such notice will be deemed given when delivered personally, by facsimile or by prepaid overnight courier or when deposited in the U.S. Mail, postage prepaid, addressed for delivery to the principal place of business of the respective party. By notice to the other party, a party may change the foregoing information for notices.

10.12	Captions. The captions of sections of this Agreement are for reference purposes only and shall not affect the meaning of this Agreement.

10.13
Arbitration and Attorney's Fees. Any controversy or claim arising from or relating to this Agreement shall be settled by mediation or, if unsuccessful after thirty (30) days during which the parties have participated in good faith, by binding arbitration in accordance with the applicable rules of the American Health Lawyer's Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction, subject to the following terms, conditions and exceptions:

(A)           The venue of the arbitration will be Broward County, Florida.

(B)
Each of the parties will share equally in the costs and expenses of arbitration unless the arbitrator fords that the position of the non-prevailing party in such arbitration was without substantial justification, in which event the arbitrator may assess all of such costs and expenses together with reasonable attorneys' fees against the non-prevailing party.

(C)	The prevailing party in any arbitration, or in any litigation brought to enforce the award, will be entitled to recover from the other party its attorney's fees and costs.

10.14	Counterparts. This Agreement may be executed in counterparts and the counterparts read together shall constitute one Agreement.

10.15
Entire Agreement. This Agreement represents the entire understanding and agreement of the parties as to those matters contained herein, and supersedes any prior oral or written understandings, drafts, memoranda, negotiations or agreements.

10.16
Severability.    If any provision of this Agreement shall be judicially declared to be illegal or enforceable, it shall be severed from this Agreement. The remainder of this Agreement will have the same force and effect as if such provision had never been included.

10.17
Waiver. No waiver of any provision of this Agreement shall be effective against either party unless it is in writing and signed by the party granting the waiver. The failure to exercise any right shall not operate as a waiver of such right.

10.18
 Drafting of Agreement. Each party and its/his counsel have participated fully in the negotiation, drafting and review of this Agreement. Each party acknowledges that this Agreement was fully and fairly negotiated with the disclosure of all material information an all professional advice which the party deemed necessary or advisable. Any rule of interpretation that ambiguities are to be resolved against one party or in favor of another shall not apply to the interpretation of this Agreement.

10.19
Compliance with Laws and Regulations. Company and Manager in the performance of their respective obligations hereunder shall comply with all applicable laws, rules and regulations, and do everything in their power to ensure that the conduct of the Practice is in compliance with the rules of any accrediting or regulatory body, agency or authority having jurisdiction over the Practice.

10.20
Survival. The provisions of this Article X (all sections), and of Sections 1.10, 1.11, 1.12, 1.13, 2.1, 2.7, 2.8, 2.9, 3.2, 3.3, 3.4, 5.5, 5.8, 6.1, 6.2, 7.1, 7.2, 8.3 and Article IX (all sections) and Attachment A shall survive the termination of this Agreement for any reason.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates forth below.

MJM BUSINESS ENTERPRISES, INC.

Date: April 12, 2008	By:	/s/ Jeffrey P. Dudley

Title: COO

PRIMACARE HEALTH SERVICES, INC.

Date: April 12, 2008	By:	/s/ Ashvin Mascarenhas

Title: Director

ATTACHMENT A

Management Fee and Incentive Bonus Plan

1. Management Fee.  During the term of this Agreement, in consideration for the provision of Services hereunder, Company shall pay Manager the greater of:

(A) the sum of fifty percent (50%) of the gross monthly revenues earned by  Company due to the performance of services for or on behalf of Practice whether delivered by (i) Company (and any of its officers, directors, employees, representatives, agents or subcontractors) or (ii) Manager (and any of its officers, directors, employees, representatives or agents or subcontractors) OR

(B) the sum of Twenty Thousand Dollars ($20,000.00) per month (hereinafter “Management Fee”).

The Management Fee shall be paid to Manager on a monthly basis by the 18th day of the month in which sums are earned by Company.

2. Incentive Bonus.  In addition to the Management Fee, Company shall pay Manager a performance bonus equal to Fifteen percent (15%) of the net revenues of Practice (“Incentive Bonus”), provided however, such Incentive Bonus shall only be due and payable to Manager in the event that Company does not acquire RMA MSO from Manager or Manager does not have an equity position in Company on or before September 30, 2008.